Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2012
FINANCIAL RESULTS

▪	Fourth quarter sales of $327 million, up 16%; full year sales up 5% to $1,230 million

▪	Fourth quarter diluted EPS from Continuing Operations of $0.54, up 26%

▪	Full year diluted EPS from Continuing Operations up 9% to $1.78; up 13% to $1.86 on an Adjusted Basis

▪	Ends 2012 with a record year-end backlog of $677 million

▪	2013 EPS from Continuing Operations guidance of $2.03 to $2.18 per diluted share

BRISTOL, Conn., February 22, 2013 - Barnes Group Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, today reported financial results for the fourth quarter and full year 2012. Fourth quarter 2012 sales totaled $327.4 million, up 16% from $283.3 million in the fourth quarter of 2011, driven primarily by the sales contribution of the Synventive business. Income from continuing operations was $29.8 million or $0.54 per diluted share, up 26% from the fourth quarter of 2011.
For the full year, Barnes Group generated sales of $1,230 million, up 5% from last year. Income from continuing operations was $98.3 million, or $1.78 per diluted share, compared to $91.6 million, or $1.64 per diluted share in 2011. Income from continuing operations in 2012 included $5.9 million pre-tax, or $0.08 per diluted share, of short-term purchase accounting adjustments and acquisition transaction costs. Excluding these acquisition related items, adjusted diluted earnings per share from continuing operations was $1.86 for 2012. A table reconciling these non-GAAP adjusted results to our GAAP results is included at the end of this press release.
“We delivered record fourth quarter Net Income despite lingering challenges in some of our global markets,” said Gregory F. Milzcik, President and Chief Executive Officer of Barnes Group Inc. “We've continued to transform our business by executing on our strategy of differentiated product and processes resulting in margin expansion. Even as some of our end-markets continued to reflect top-line softness, we generated improvement in operating margins. In addition, we completed the largest acquisition in the Company's history with Synventive and we end 2012 with a record year-end backlog of $677 million, up 16% from 2011.” Milzcik continued, “We're optimistic about 2013, with an expectation of continued growth in sales and profitability and furthering the substantial progress made in 2012.”

($ millions; except per share data)	Three months ended December 31,					Twelve months ended December 31,
Unaudited	2012	2011	Change			2012	2011	Change
Net Sales	$327.4	$283.3	$44.1	15.6%		$1,230.0	$1,169.4	$60.6	5.2%
Operating Income	$39.7	$28.9	$10.9	37.6%		$136.6	$127.6	$9.0	7.1%
% of Sales	12.1%	10.2%		1.9	pts.	11.1%	10.9%		0.2	pts.
Income from Continuing Operations	$29.8	$23.8	$6.0	25.4%		$98.3	$91.6	$6.7	7.3%
Net Income	$29.7	$0.1	$29.7	NM		$95.2	$64.7	$30.5	47.2%
Income from Continuing Operations Per Diluted Share	$0.54	$0.43	$0.11	25.6%		$1.78	$1.64	$0.14	8.5%
Loss from Discontinued Operations Per Diluted Share	$—	$(0.43)	$0.43			$(0.06)	$(0.48)	$0.42
Net Income Per Diluted Share	$0.54	$—	$0.54	NM		$1.72	$1.16	$0.56	48.3%

Aerospace

•
Fourth quarter 2012 sales were $101.1 million, up 2% from $99.1 million in the same period last year. An increase in aerospace original equipment manufacturing (“OEM”) sales was largely offset by declines in aftermarket repair and overhaul and spare parts sales.

•
Operating profit of $19.0 million for the fourth quarter of 2012 was up 5% compared to the prior year period of $18.1 million. Profit benefited from higher OEM sales and lower employee related expenses, primarily reduced incentive compensation. Profit was negatively impacted by lower profit from aftermarket repair and overhaul and spare parts sales and an inventory valuation adjustment within the aftermarket repair and overhaul business. Operating margin increased to 18.8%, up 50 bps.

•
Full year 2012 sales were $390.5 million, up 2% from $382.5 million in 2011. The increase was primarily from sales growth in the OEM and aftermarket repair and overhaul businesses, partially offset by a decline in aftermarket spare parts sales.

•
Full year 2012 operating profit increased 1% to $63.3 million. Operating profit benefited from higher sales in the OEM manufacturing business and lower levels of incentive compensation. Operating profit was negatively affected by the profit impact of lower sales in the highly profitable aftermarket RSP spare parts business and an inventory valuation adjustment within the aftermarket repair and overhaul business. Full year operating margin decreased to 16.2%, down 20 bps.

Industrial

•
Fourth quarter 2012 sales were $147.6 million, up $45.1 million or 44% versus the same period last year. Synventive sales of $44 million contributed most of the growth, while organic sales were up 2% and foreign exchange was an unfavorable 1%.

•
Operating profit of $15.2 million for the fourth quarter of 2012 increased $8.4 million from last year driven by the profit contribution of the Synventive business. Operating margin increased to 10.3%, up 370 bps.

•
Full year 2012 sales were $497.0 million, up 13% from $440.5 million in 2011. Synventive provided $60 million of sales, while organic sales increased by $9.9 million. Unfavorable foreign exchange decreased sales by approximately $13.4 million for the year.

•
Full year 2012 operating profit was $43.9 million, up 12% from 2011 primarily benefiting from the profit contribution of the acquired Synventive business. Operating profit was partially offset by $5.9 million in short-term purchase accounting adjustments and transaction costs related to the Synventive acquisition. Excluding the Synventive acquisition related items, adjusted operating margin increased to 10.0%, up 110 bps.

Distribution

•	Fourth quarter 2012 sales of $79.7 million were down 4% compared to the fourth quarter of 2011 as a result of softness in our North American markets and a focus on more profitable accounts.

•
Operating profit of $5.6 million increased 41% from last year primarily due to pricing actions, customer mix, and lower employee related costs, namely incentive compensation. This favorability was partially offset by higher pension costs and the negative profit impact from lower sales volumes. Operating margin increased to 7.0%, up 230 bps.

•
Full year 2012 sales were $350.7 million, down 1% from 2011. Organic sales declined as customers continued to manage costs and inventory levels and as the business focused on more profitable accounts. Foreign exchange decreased sales by $1.1 million.

•
Full year 2012 operating profit was $29.4 million, up 14% from 2011. The profit increase was driven by lower employee related costs, namely incentive compensation, customer mix, and lower cost structures, partially offset by higher pension costs and the impact of lower sales volumes. Operating margin increased to 8.4%, up 110 bps.

Additional Information

•	Interest expense increased $2.0 million from 2011, to $12.2 million, as a result of higher borrowings used to fund the acquisition of Synventive.

•	Other expense in 2012 was $2.7 million, up $2.3 million from last year, primarily driven by foreign exchange losses.

•
The Company's effective tax rate from continuing operations was 19.2% in 2012 compared with 21.7% in 2011. The 2011 effective tax rate included the recognition of $1.8 million of discrete tax expense related to tax adjustments for earlier years. The 2012 effective tax rate was impacted by the absence of this discrete item, a change in the mix of earnings attributable to higher-taxing jurisdictions, and the impact of a decrease in the repatriation of a portion of current year foreign earnings to the U.S. The Company repatriated $8.0 million and $17.5 million in 2012 and 2011, respectively.

Announced Sale of Barnes Distribution North America

As announced this morning, the Company has entered into a definitive agreement to sell its Barnes Distribution North America business (“BDNA”) to MSC Industrial Direct Co., Inc. for $550 million, subject to certain adjustments. The transaction, which is subject to customary conditions and approvals, is expected to close in late March or early in the second quarter of 2013. The BDNA business had 2012 revenues of approximately $300 million.

“We're very pleased to announce the sale of our BDNA business to MSC Industrial Direct,” said Gregory F. Milzcik, President and Chief Executive Officer of Barnes Group Inc. “MSC is gaining an established leader in vendor managed inventory distribution and Barnes Group is further advancing its strategy of adjusting the business portfolio to focus on core manufacturing and aftermarket capabilities.”

Barnes Group expects to use after-tax proceeds of approximately $400 million to reduce debt, buyback common shares, invest in profitable growth initiatives including acquisitions, and general corporate purposes.

2013 Outlook
Excluding impacts from this morning's announced pending sale of BDNA and CEO transition, Barnes Group expects 2013 revenue to grow 14% to 18% from 2012 and operating margins of 12% to 13%. Earnings per diluted share are anticipated to be in the range of $2.03 to $2.18, up 9% to 17% from 2012's adjusted diluted earnings per share from continuing operations of $1.86. Further, the Company expects capital expenditures of approximately $50 million and cash conversion to be better than or equal to 100% of net income.
“Our achieved 2012 financial performance, coupled with our expectations for profitable growth in 2013, allows us to further invest in our businesses while continuing to solidify our balance sheet following the Synventive acquisition,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc. “We believe the Company is well positioned for organic growth and to take advantage of value enhancing acquisition opportunities as they arise.”
Barnes Group expects to report BDNA as Discontinued Operations beginning with the first quarter of 2013. The BDNA business results are currently reported within the Company's Distribution segment. The remaining business within the Distribution segment, Associated Spring Raymond, will be realigned into the Company's Industrial Segment. Accordingly, the Company's financial results, beginning with the first quarter of 2013, will be reported in two segments; Aerospace and Industrial.
The Company expects to update its outlook in connection with the closing of the BDNA transaction.

Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2012 results at 8:30 a.m. EST today, February 22, 2013. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com. The conference is also available by direct dial at (888) 679-8033 in the U.S. or (617) 213-4846 outside of the U.S. (request the Barnes Group Earnings Call), Participant Code: 49233865.

In addition, the call will be recorded and available for playback beginning at 12:00 p.m. (EST) on Friday, February 22, 2013 by dialing (617) 801-6888, Passcode: 42867174.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE: B) is an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 5,100 dedicated employees, at more than 70 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements may relate to, among others, the expected impact of the Synventive acquisition on the Company's financial results, business performance and product offerings; and the impact of the acquisition on the Company's fiscal revenue, non-GAAP results and GAAP results. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, but are not limited to: the impact of the pending divestiture of the Barnes Distribution North America business to MSC Industrial Direct Co., Inc.; the effects of disruption from the Synventive transaction; difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; the success of integration strategy implementation; the ability to recruit and retain key personnel and execute effective executive transitions; difficulties leveraging market opportunities; difficulties providing solutions that meet the needs of customers; rapid technological and market change; the ability to protect intellectual property rights; higher risks in international operations and markets; the impact of increased competition; currency fluctuations; litigation; and other risks and uncertainties which are described more fully in documents filed with or furnished to the Securities and Exchange Commission by the Company, including the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings with the Securities and Exchange Commission. These risks and uncertainties include, among others, uncertainties arising from the current or worsening conditions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; inability to realize expected sales or profits from existing backlog; integration of acquired businesses, including Synventive; restructuring costs or savings; the impact of the divestiture in 2011 of our Barnes Distribution Europe businesses and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2012	2011	% Change	2012	2011	% Change
Net sales	$327,382	$283,286	15.6	$1,229,959	$1,169,355	5.2

Cost of sales	208,751	188,147	11.0	812,192	772,398	5.2
Selling and administrative expenses	78,885	66,262	19.1	281,211	269,402	4.4
	287,636	254,409	13.1	1,093,403	1,041,800	5.0
Operating income	39,746	28,877	37.6	136,556	127,555	7.1

Operating margin	12.1%	10.2%		11.1%	10.9%

Interest expense	4,192	2,365	77.3	12,238	10,271	19.2
Other expense (income), net	873	167	NM	2,671	395	NM
Income from continuing operations before income taxes	34,681	26,345	31.6	121,647	116,889	4.1
Income taxes	4,887	2,586	89.0	23,350	25,316	(7.8)
Income from continuing operations	29,794	23,759	25.4	98,297	91,573	7.3

Loss from discontinued operations, net of income taxes	(63)	(23,693)	99.7	(3,048)	(26,858)	88.7
Net income	$29,731	$66	NM	$95,249	$64,715	47.2
Common dividends	$5,417	$5,433	(0.3)	$21,662	$18,629	16.3

Per common share:

Basic:
Income from continuing operations	$0.54	$0.43	25.6	$1.80	$1.66	8.4
Loss from discontinued operations, net of income taxes	—	(0.43)	NM	(0.06)	(0.49)	87.8
Net income	$0.54	$—	NM	$1.74	$1.17	48.7

Diluted:
Income from continuing operations	$0.54	$0.43	25.6	$1.78	$1.64	8.5
Loss from discontinued operations, net of income taxes	—	(0.43)	NM	(0.06)	(0.48)	87.5
Net income	$0.54	$—	NM	$1.72	$1.16	48.3

Dividends	0.10	0.10	—	0.40	0.34	17.6

Weighted average common shares outstanding:
Basic	54,649,732	54,888,879	(0.4)	54,626,453	55,214,586	(1.1)
Diluted	55,194,226	55,451,632	(0.5)	55,224,457	55,931,882	(1.3)

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2012	2011	% Change		2012	2011	% Change
Net sales
Aerospace	$101,092	$99,091	2.0		$390,483	$382,506	2.1
Industrial	147,638	102,572	43.9		497,043	440,482	12.8
Distribution	79,740	83,359	(4.3)		350,739	355,262	(1.3)
Intersegment sales	(1,088)	(1,736)	37.3		(8,306)	(8,895)	6.6
Total net sales	$327,382	$283,286	15.6		$1,229,959	$1,169,355	5.2

Operating profit
Aerospace	$18,982	$18,099	4.9		$63,251	$62,647	1.0
Industrial	15,187	6,819	NM		43,914	39,094	12.3
Distribution	5,577	3,959	40.9		29,391	25,814	13.9
Total operating profit	$39,746	$28,877	37.6		$136,556	$127,555	7.1

Operating margin			Change				Change
Aerospace	18.8%	18.3%	50	bps.	16.2%	16.4%	(20)	bps.
Industrial	10.3%	6.6%	370	bps.	8.8%	8.9%	(10)	bps.
Distribution	7.0%	4.7%	230	bps.	8.4%	7.3%	110	bps.
Total operating margin	12.1%	10.2%	190	bps.	11.1%	10.9%	20	bps.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$86,356	$62,505
Accounts receivable	253,202	200,460
Inventories	226,220	216,520
Deferred income taxes	33,906	28,829
Prepaid expenses and other current assets	18,856	21,680
Total current assets	618,540	529,994

Deferred income taxes	29,961	47,661
Property, plant and equipment, net	233,097	210,784
Goodwill	579,905	366,104
Other intangible assets, net	383,972	272,092
Other assets	23,121	13,730
Total assets	$1,868,596	$1,440,365

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$3,795	$12,364
Accounts payable	99,037	92,524
Accrued liabilities	96,364	92,250
Long-term debt - current	699	540
Total current liabilities	199,895	197,678

Long-term debt	642,119	333,148
Accrued retirement benefits	159,103	152,696
Deferred income taxes	48,707	20,662
Other liabilities	18,654	13,781

Total stockholders' equity	800,118	722,400
Total liabilities and stockholders' equity	$1,868,596	$1,440,365

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2012	2011
Operating activities:
Net income	$95,249	$64,715
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,360	58,904
Amortization of convertible debt discount	2,211	2,158
Gain on disposition of property, plant and equipment	(178)	(379)
Stock compensation expense	8,819	8,319
Withholding taxes paid on stock issuances	(1,150)	(1,124)
Loss on the sale of businesses	799	26,128
Changes in assets and liabilities, net of the effects of acquisitions/divestitures:
Accounts receivable	(4,160)	(24,707)
Inventories	5,404	(12,384)
Prepaid expenses and other current assets	(4,341)	59
Accounts payable	(5,493)	615
Accrued liabilities	(9,659)	11,226
Deferred income taxes	9,446	5,386
Long-term retirement benefits	(16,438)	(18,367)
Other	(1,492)	475
Net cash provided by operating activities	136,377	121,024

Investing activities:
Proceeds from disposition of property, plant and equipment	854	3,620
(Payments for) proceeds from the sale of businesses, net of cash sold	(438)	22,492
Change (investment) in restricted cash	4,900	(11,664)
Capital expenditures	(37,787)	(37,082)
Business acquisitions, net of cash acquired	(296,560)	(3,495)
Other	(3,776)	(4,483)
Net cash used by investing activities	(332,807)	(30,612)

Financing activities:
Net change in other borrowings	(8,852)	7,168
Payments on long-term debt	(114,411)	(411,661)
Proceeds from the issuance of long-term debt	376,000	392,390
Premium paid on convertible debt redemption	—	(9,803)
Proceeds from the issuance of common stock	7,061	28,579
Common stock repurchases	(19,037)	(34,066)
Dividends paid	(21,662)	(18,629)
Excess tax benefit on stock awards	1,438	8,056
Other	(1,261)	(2,229)
Net cash provided (used) by financing activities	219,276	(40,195)

Effect of exchange rate changes on cash flows	1,005	(1,162)
Increase in cash and cash equivalents	23,851	49,055

Cash and cash equivalents at beginning of year	62,505	13,450
Cash and cash equivalents at end of year	$86,356	$62,505

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2012	2011
Free cash flow:
Net cash provided by operating activities	$136,377	$121,024
Capital expenditures	(37,787)	(37,082)
Free cash flow (1)	$98,590	$83,942

(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2012	2011	% Change		2012	2011	% Change
SEGMENT RESULTS
Net Sales - Industrial Segment as reported	$147,638	$102,572	43.9		$497,043	$440,482	12.8

Operating Profit - Industrial Segment as reported (GAAP)	15,187	6,819	NM		43,914	39,094	12.3

Synventive short-term purchase accounting adjustments	775	—			4,987	—
Synventive acquisition transaction costs	3	—			912	—

Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$15,965	$6,819	NM		$49,813	$39,094	27.4

Operating Margin - Industrial Segment as reported	10.3%	6.6%	370	bps.	8.8%	8.9%	(10)	bps.
Operating Margin - Industrial Segment as adjusted (1)	10.8%	6.6%	420	bps.	10.0%	8.9%	110	bps.

CONSOLIDATED RESULTS
Net Sales as reported	$327,382	$283,286	15.6		$1,229,959	$1,169,355	5.2

Operating Income as reported (GAAP)	39,746	28,877	37.6		136,556	127,555	7.1

Synventive short-term purchase accounting adjustments	775	—			4,987	—
Synventive acquisition transaction costs	3	—			912	—

Operating Income as adjusted (Non-GAAP) (1)	$40,524	$28,877	40.3		$142,455	$127,555	11.7

Operating Margin as reported	12.1%	10.2%	190	bps.	11.1%	10.9%	20	bps.
Operating Margin as adjusted (1)	12.4%	10.2%	220	bps.	11.6%	10.9%	70	bps.

Diluted Income from Continuing Operations per Share as reported (GAAP)	$0.54	$0.43	25.6		$1.78	$1.64	8.5

Synventive short-term purchase accounting adjustments	0.01	—			0.07	—
Synventive acquisition transaction costs	—	—			0.01	—

Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (1)	$0.55	$0.43	27.9		$1.86	$1.64	13.4

(1) The Company has excluded short-term purchase accounting adjustments and transaction costs related to its Synventive acquisition from its "as adjusted" financial measurements. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.